Exhibit 99.1
NaviSite Announces Sale of Lawson/Kronos
Managed Application Services Business
Andover, Mass., February 22, 2010 — NaviSite, Inc. (NASDAQ: NAVI), the worldwide leader of cloud-enabled, enterprise-class hosting, managed applications and services, today announced the sale of its Lawson / Kronos Application Services business to Velocity Technology Solutions, Inc. for $56 million in cash. All current NaviSite Lawson / Kronos customers will be transferred to Velocity as part of the transaction. Velocity will also assume NaviSite’s lease of the Minneapolis data center where the services are hosted, managed, and supported. The transaction is effective immediately.
“The sale of our Lawson / Kronos business is consistent with our strategy to focus on providing Enterprise-class cloud computing for large organizations with highly complex environments,” said Arthur Becker, Chief Executive Officer of NaviSite. “Our goal has always been to provide the highest level of service, superior application expertise, and unparalleled technology to our customers. By divesting our Lawson / Kronos practice, we will be better able to focus on our core enterprise applications business and accelerate the progress of our NaviCloud suite of solutions. The proceeds from this divestiture will be used to reduce our debt and will provide us with more balance sheet flexibility in the future.”
“We are very pleased to welcome to Velocity the customers and employees of NaviSite’s Lawson / Kronos application services business. Together with Velocity, this acquisition facilitates a powerful combination of talented professionals, innovative solutions, and advanced cloud-based technologies for the enterprise software market,” said Tom Bruno, President and Chief Executive Officer of Velocity. “Velocity is extremely well suited to continue providing an outstanding level of service and deliver the personalized care that customers have come to expect. Velocity has been a business partner with Lawson for more than 20 years. This transaction expands our role in the marketplace and enables us to achieve the critical mass necessary to accelerate our success.”
About Velocity Technology Solutions
Velocity is a leading application service provider that delivers enterprise software functionality through a secure private cloud platform. Velocity’s clients benefit from hosted, fully managed environments for their ERP and related software applications; guaranteed availability, security and compliance; and certified consulting resources. Velocity’s proprietary delivery system for software hosting, Velocity On-Demand™, brings scalable computing and fully managed services for mission critical IT systems and sensitive data. Velocity is headquartered in New York City, with offices in Minneapolis, Tampa and London, Ontario. For more information on Velocity services please visit www.velocityus.com.
About NaviSite
NaviSite, Inc. (NASDAQ: NAVI) is a leading worldwide provider of enterprise-class, cloud-enabled hosting, managed applications and services. With over 20 years experience, the Company provides a full suite of reliable and scalable managed services, including Applications Services, industry-leading Enterprise Hosting, and Managed Cloud Services for enterprises looking to outsource IT infrastructures and lower their capital and operational costs. Over 1,400 customers depend on NaviSite for customized solutions, delivered through a global footprint of over a dozen state-of-the-art data centers supported by approximately 650 professionals. For more information on NaviSite services, please visit www.navisite.com.
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